Exhibit 21.1

OPTINOSE, INC.

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation	Percent Owned
OptiNose US, Inc.	Delaware	100%
Optinose AS	Norway	100%
Optinose UK, Ltd.	United Kingdom	100%